As filed with the Securities and Exchange Commission on August 7, 2006

Registration No. 333-130707

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5 to

Form SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SALTY’S WAREHOUSE, INC.

(Name of small business issuer in its charter)

Florida	5731	65-0855736
(State of other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

1850 Southeast 17th Street, Suite 300

Ft. Lauderdale, FL 33316

(954) 356-8111 — telephone/(954) 356-8112 - fax

(Address and telephone number of principal executive office)

Peter W. Mettler

140 Royal Palm Way, Suite 202.

Palm Beach, FL 33480

(561) 832-7600— telephone/(561) 833-0805 - fax

(Name, address and telephone number of agent for service)

COPIES TO:

Lynne Bolduc, Esq.

Oswald & Yap, a professional corporation

16148 Sand Canyon Avenue

Irvine, CA 92618

(949) 788-8900 — telephone/(949) 788-8980 - fax

Approximate Date of Commencement of Proposed Sale to the Public.

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount Being Registered		Proposed Maximum Offering Price per share	Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Shares of common stock, no par value	6,400,000		$0.01	$64,000	$6.85
Shares of common stock, no par value	300,000	(2)	$0.055	$16,500	$1.77
Totals	6,700,000			$80,500	$8.62

(1)           Estimated solely for computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(2)           Consists of 300,000 shares of common stock issued under the Company’s 2004 Incentive and Nonstatutory Stock Option Plan.

EXPLANATORY NOTE

This Amendment No.5 to the Registration Statement of Salty’s Warehouse, Inc., a Florida corporation (“Amendment No. 5”), does not relate to our preliminary prospectus which is not amended hereby.  As such, this Amendment No. 5 does not include a copy of our preliminary prospectus.  This Amendment No. 5 is being filed solely for the purpose of submitting certain exhibits.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Our Articles of Incorporation, as well as our By-Laws provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the Corporate Law of the State of Florida, as well as is described in the Articles of Incorporation and the By-Laws.  These sections generally provide that the Company may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation.  Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The estimated expenses payable by us in connection with the registration of the Shares is as follows:

SEC Registration	$56
Accounting Fees and Expenses	$19,000
Legal Fees and Expenses	$20,000
Printing Costs	$10,000
Miscellaneous Expenses	$944
Total	$50,000

Item 26. Recent Sales of Unregistered Securities

On March 19, 2004, Earl T. Shannon and Steven W. Hudson agreed that 5,110,200 of their shares of common stock of Nucotec, Inc. would be redeemed by Nucotec, Inc. in exchange for all of Nucotec’s shares of Salty’s Warehouse, Inc. which consisted of 80 shares of common stock of Salty’s Warehouse, Inc.  This redemption was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act as a transaction by an issuer not involving any public offering.  The securities issued in this transaction were restricted securities as defined in Rule 144 of the Act.

On April 20, 2004, Salty’s Warehouse, Inc. issued ten shares of common stock to Scott W. Bodenweber for his past accounting services rendered to Salty’s Warehouse, Inc.  This issuance was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act as a transaction by an issuer not involving any public offering.  The securities issued in this transaction were restricted securities as defined in Rule 144 of the Act.

From June 23, 2004 through March 22, 2005, Salty’s Warehouse, Inc. conducted a private placement of its common stock.  Salty’s sold 6,400,000 shares of common stock to 52 accredited or sophisticated investors at $0.01 per share for total net proceeds of $58,921.  No underwriter or NASD member broker/dealer participated in this private offering and no discounts or commissions were given or paid.  This private placement was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act and pursuant to Rule 504 of Regulation D, as transactions by an issuer not involving any public offering.  The securities issued pursuant to the private placement were restricted securities as defined in Rule 144 of the Act.

On April 3, 2006, Salty’s Warehouse Inc. sold a total of 750,000 to each of its officers and directors, Earl T. Shannon, Steven W. Hudson and Scott W. Bodenweber for the purchase price of $0.01 per share for an aggregate of 2,250,000 shares and gross proceeds to the Company of $22,500. This issuance was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act as a transaction by an issuer not involving any public offering.  The securities issued in this transaction were restricted securities as defined in Rule 144 of the Act.

Item 27.        Exhibits

Exhibit

3.1	Articles of Incorporation of Salty’s Warehouse, Inc., filed July 16, 1998 (1)
3.2	Amendment to Articles of Incorporation of Salty’s Warehouse, Inc., filed May 26, 2004 (1)
3.3	Amendment to Articles of Incorporation of Salty’s Warehous, Inc., filed December 12, 2005 (1)
3.4	Bylaws of Salty’s Warehouse, Inc., dated July 16, 1998 (1)
5.0	Opinion of Oswald & Yap, a professional corporation, filed herewith
10.1	Yahoo!® Store Merchant Service Agreement (1)
10.2	Plan of Reorganization and Acquisition by Which Salty’s Warehouse, Inc. (a Florida Corporation) Shall be Acquired From Nucotec, Inc. (a Nevada Corporation), dated March 19, 2004 (1)
10.3	Form of Stock Purchase Agreement Used in Private Offering (1)
10.4	2004 Incentive and Nonstatutory Stock Option Plan, dated July 1, 2004 (1)
10.5	Stock Purchase Agreement between Salty’s Warehouse Inc. and Earl T. Shannon, filed herewith. (2)
10.6	Stock Purchase Agreement between Salty’s Warehouse Inc. and Steven W. Hudson, filed herewith. (2)
10.7	Stock Purchase Agreement between Salty’s Warehouse Inc. and Scott W. Bodenweber, filed herewith. (2)
23.1	Consent of Oswald & Yap, a professional corporation (included in its opinion set forth in Exhibit 5 hereto)
23.2	Consent of Weaver & Martin, LLC
25.1	Power of Attorney (1)

(1)	Incorporated by reference to Registration Statement on Form SB-2 of Salty’s Warehouse, Inc., filed December 27, 2005.
(2)	Incorporated by reference to Registration Statement on Form SB-2 of Salty’s Warehouse, Inc. filed June 24, 2006.

Item 28. Undertakings

The undersigned Registrant hereby undertakes:

1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)  Include any additional or changed material information on the plan of distribution.

2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)   To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)   For determining liability of the undersigned under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned or used or referred to by the undersigned;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned or its securities provided by or on behalf of the undersigned; and

(iv) Any other communication that is an offer in the offering made by the undersigned to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the provisions described above in Item 24, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of the expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Ft. Lauderdale, State of Florida, on the 7th day of August, 2006.

SALTY’S WAREHOUSE, INC.

By:	/s/ Earl T. Shannon
Earl T. Shannon, President